Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD TTSX: RES & NYSE Amex: REE March 15, 2012 Ref: 6-2012

Rare Element Commences Separation Testing and Heavy Rare Earth Testing

Lakewood, Colorado. - Rare Element Resources Ltd. (NYSE Amex: REE; TSX: RES) announces that it has entered into an agreement with the Australian Nuclear Science and Technology Organization (ANSTO) to develop and test a process to produce separated rare earth (RE) products from concentrates derived from ore material at the Bear Lodge project, Wyoming. Rare Element has also begun metallurgical testing of drill core samples from the three project areas that were discovered to contain high-grade heavy rare earth elements (HREEs) as announced in August, 2011. This test work is being conducted at Mountain States R&D International (MSRDI) in Vail, Arizona.

Jaye Pickarts, P.E., Chief Operating Officer noted, “We are very fortunate to have engaged ANSTO and MSRDI for our test work. They both have excellent international reputations in the REE scientific community. As we continue our research into the processing of the ore types at Bear Lodge, we are working to determine the most comprehensive and economic methodology for extraction of the rare earth elements that our potential customers will want.”

Rare Earth Element (REE) Separation Study

Rare Element’s strategy is to commence production of a bulk mixed RE carbonate, and then to progress to the separation of the bulk RE concentrate into HREEs; samarium, gadolinium and europium (SEG); neodymium-praseodymium (also known as didymium); cerium and lanthanum products using solvent extraction technology. As this separation work advances, Rare Element may adjust the product suite to add or further separate additional products. The separation testing and development work will be performed in two phases. The first phase, taking place over the next few months, will identify whether any further purification processing is required for the production of a mixed RE carbonate and how solvent extraction can be successfully integrated into the current process. The second phase will identify solvent extraction processes that will chemically achieve the desired separated REE products. Once each of these tasks are successfully accomplished, the Company plans to continue testing of separation into individual rare earth oxides. The specifications for the individual RE oxides (REOs) will be determined by customer requirements.

Metallurgical Testing of HREEs

The Company has engaged Mountain States R&D International, under the direction of Dr. Roshan Bhappu, to conduct preliminary physical (mineral) and hydrometallurgical concentration testwork on 2011 drill core obtained from the Carbon, East Taylor and Whitetail Ridge areas. These areas have been found to contain significantly higher concentrations of HREEs. (Details of this discovery were outlined in Rare Element’s news release issued on August 4, 2011.) HREE enrichment occurs primarily in RE fluocarbonate minerals at Whitetail Ridge and Carbon, and occurs in both xenotime, an yttrium-vanadium phosphate, and RE fluocarbonates at East Taylor. Preliminary characterization of these western areas indicate high grades (greater than 3% RE oxide) and substantial quantities of the light rare earth elements (LREEs) along with some of the highest grades of HREEs in North American REE deposits. The oxidized-mineralized bodies in these three areas are particularly enriched in europium (Eu), terbium (Tb), dysprosium (Dy), and gadolinium (Gd), with locally high yttrium (Y).

The MSRDI test work will focus on creating an upgraded REE pre-concentrate using a combination of physical and chemical processes, followed by further concentration using the hydrometallurgical process already developed for the Bull Hill deposit. The same physical concentration methods for minerals to be used for Bull Hill ores will be tested on the HREE-enriched material, along with several other potential methods.

Markets for Rare Earths

Rare Element has been and continues to negotiate with some highly recognized companies for potential off-take partnerships.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent light bulbs, metal alloys in steel, additives in ceramics and glass, petroleum cracking catalysts, and many others. China currently produces more than 96% of the 124,000 tonnes of rare-earths consumed worldwide annually, and China has been reducing its exports of rare earths each year. The rare-earth market is projected to grow rapidly as these green technologies are implemented on a broad scale. Rare earths are critical and enabling metals for the green technologies.

Rare Element Resources Ltd (TSX: RES & AMEX: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property.

ON BEHALF OF MANAGEMENT

Jaye T. Pickarts, P.E., Chief Operating Officer

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Anne Hite, Director of Investor Relations, (720) 278-2466 or ahite@rarelementresources.com

Forward-Looking Statements

Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends” or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, statements regarding our expectations regarding future mineral resource estimates; our plans, objectives and expectations with respect to the Bear Lodge Project; general industry and macroeconomic growth rates and statements regarding future performance.

Forward-looking statements used in this discussion are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of the Company. Forward-looking statements in this document are not a prediction of future events or circumstances, and those future events or circumstances may not occur. If risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.  Important factors than can cause the Company’s actual results to differ materially from those anticipated in the forward-looking statements include risks associated with commodity prices, exploration results, governmental and environmental regulations, permitting, licensing and approval processes for our operations and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2011, filed with the U.S. Securities and Exchange Commission (“SEC”) as updated by our subsequent filings with the SEC. Given these uncertainties, users of the information included herein, including investors and prospective investors, are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by U.S. and Canadian securities laws.

2